ENERGY CONVERSION DEVICES ANNOUNCES
                   THIRD QUARTER FISCAL 2005 OPERATING RESULTS
                   -------------------------------------------

           Significant Growth in Product Sales at United Solar Ovonic

      ROCHESTER HILLS, Mich., May 10, 2005 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today a net loss of $11.3 million on revenues of $17.9 million for the third quarter ended March 31, 2005. This compares to its net loss of $12.3 million on revenues of $16.5 million in the same quarter last year. On a per-share basis, the loss was $0.39 in the third quarter of Fiscal 2005 compared to a loss of $0.49 in the same quarter last year. For the nine months ended March 31, 2005, ECD Ovonics had net income of $57.2 million on revenues of $135.8 million. This compares to a loss of $40.0 million on revenues of $46.4 million in the same period last year. On a per-share basis, the net income was $2.16 in the nine months ended March 31, 2005 compared to a loss of $1.70 in the same period last year.

      The table below summarizes the Company's operating results (in thousands):

                                                  Three Months Ended      Nine Months Ended
                                                       March 31,              March 31,
                                                 ---------------------  ---------------------
                                                    2005       2004        2005       2004
                                                 ---------- ----------  ---------- ----------
                                                   (in thousands, except per-share amounts)
Revenues
    Product Sales                                $ 13,496   $  8,585    $ 36,467   $ 22,650
    Royalties                                         670        975       3,746      2,045
    Revenue from Product Development Agreements     3,362      6,808      14,690     21,182
    Revenue from License Agreements                   238      -          80,246         75
    Other                                             175        177         668        472
                                                 --------   --------    --------   --------
Total Revenue                                      17,941     16,545     135,817     46,424
Expenses                                           29,532     28,625      86,342     86,004
                                                 --------   --------    --------   --------
Net Income (Loss) from Operations                 (11,591)   (12,080)     49,475    (39,580)
Other Income (Expense)
    Interest Income                                   409         62         595        635
    Equity Loss in Joint Ventures                   -            (96)       (100)      (644)
    Distribution from Joint Venture                 -          -           8,000      -
    Impairment Loss in Rare Earth Ovonic-China      -          -          (1,710)     -
    Other                                            (266)      (152)       (464)      (375)
                                                 --------   --------    --------   --------
Total Other Income (Expense)                          143       (186)      6,321       (384)
                                                 --------   --------    --------   --------
Net Income (Loss) Before Income Taxes and
  Extraordinary Item                              (11,448)   (12,266)     55,796    (39,964)
Income Taxes (Benefit)                               (198)     -             827      -
                                                 --------   --------    --------   --------
Net Income (Loss) Before Extraordinary Item       (11,250)   (12,266)     54,969    (39,964)
Extraordinary Item (Net of Taxes)                   -          -           2,266      -
                                                 --------   --------    --------   --------
Net Income (Loss)                                $(11,250)  $(12,266)   $ 57,235   $(39,964)
                                                 ========   ========    ========   ========
Basic Net Income (Loss) Per Share Before
  Extraordinary Item                             $   (.39)      (.49)       2.08   $  (1.70)
Extraordinary Item                                  -          -             .08      -
                                                 --------   --------    --------   --------
Basic Net Income (Loss) Per Share                $   (.39)  $   (.49)   $   2.16   $  (1.70)
                                                 ========   ========    ========   ========
Diluted Net Income (Loss) Per Share Before
  Extraordinary Item                             $   (.39)      (.49)       2.00   $  (1.70)
Extraordinary Item                                  -         -              .08      -
                                                 --------   --------    --------   --------
Diluted Net Income (Loss) Per Share              $   (.39)  $   (.49)   $   2.08   $  (1.70)
                                                 ========   ========    ========   ========

                                    - more -

      "Our product sales increased 57 percent in the quarter versus a year ago and we achieved monthly production records in our United Solar Ovonic subsidiary in March and April," said Robert C. Stempel, Chairman and CEO. "We have been implementing planned improvements to our manufacturing processes and procedures at United Solar Ovonic and expect further increases in production volume. We will also continue our company-wide effort to restructure costs and grow revenues so that we can meet our commitment of sustained profitability by July 2006."

      ECD Ovonics recently raised $109 million from a sale of its common stock and the exercise of outstanding warrants by certain warrantholders. The Company is using a substantial portion of the net proceeds of these transactions to double the manufacturing capacity of United Solar Ovonic's triple-junction, thin-film, amorphous silicon photovoltaic products and to exercise its option to purchase 4.4 million shares of ECD Ovonics common stock at $4.55 per share held by a subsidiary of ChevronTexaco Corporation.

      "With the acceptance of our United Solar Ovonic products as the ideal solution for solar applications around the world, it is critical to increase our production capacity," said Stanford R. Ovshinsky, President and CTO of ECD Ovonics and Chairman and CEO of United Solar Ovonic. "The funding has enabled us to begin construction of a second photovoltaic manufacturing line to double United Solar Ovonic's manufacturing capacity from the current 25/30 MW to 50/60 MW to address the growing customer demand for United Solar Ovonic products."

      For the quarter, United Solar Ovonic product sales increased 79 percent to $12,495,000 compared to a year ago and its backlog grew to $34.7 million.

      Revenues from product development agreements decreased $3,446,000 principally due to lower revenues ($456,000) in 2005 from Cobasys, our NiMH battery manufacturing joint venture with ChevronTexaco, as Cobasys has moved into commercialization, and as a consequence of ECD Ovonics' 100 percent ownership of Ovonic Hydrogen as of December 2, 2004.

      For the first nine months of the year, product sales increased $13.8 million (61%) primarily due to an $18.4 million (100%) sales increase in United Solar Ovonic's photovoltaics sales, partially offset by a reduction in equipment sales.

      ECD Ovonics went from a net loss of $40.0 million in the first nine months of 2004 to a net income of $57.2 million in the same period of 2005. Primary contributors to net income were as follows:

        o For the nine months ended March 31, 2005, net income was favorably impacted by an $8,000,000 distribution from Cobasys to partially reimburse the Company for legal expenses in connection with the patent litigation resolution in July 2004, and $79,500,000 of revenue realized by ECD Ovonics for the additional rights licensed to Cobasys. This license revenue is in the form of an option granted by

                                    - more -
            a subsidiary of ChevronTexaco to the Company to purchase ChevronTexaco's 4,376,633 shares of ECD Ovonics common stock at a price of $4.55 per share.

        o United Solar Ovonic had a gross profit of $1,670,000 versus a gross loss of $3,857,000 last year. The profitability trend continues to grow with a record $1.3 million gross profit in the third quarter of 2005.

        o In December 2004, the Company received $2,266,000 (net of tax) in connection with the transfer of CTTV's interest in Ovonic Hydrogen. The Company recognized this as an extraordinary item (gain) in the nine months ended March 31, 2005.

        o Partially offsetting the above, in the nine months ended March 31, 2005, ECD Ovonics had $1.7 million in expenses related to Sarbanes-Oxley compliance.

      In April, one of United Solar Ovonic's customers, Solar Integrated Technologies (SIT), a Los Angeles-based manufacturer of photovoltaic roofing systems for commercial and industrial buildings, announced that it has teamed up with GE Commercial Finance Energy Financial Services to fund SIT's solar roofing projects which utilize United Solar Ovonic's flexible photovoltaic laminates. The first project will be with the San Diego City Schools with which SIT has a contract to install more than 2 MW of solar roofs.

      In April, Cobasys announced that it was selected by ISE Corporation to provide its NiMHax battery packs for the development of a new hybrid-electric powertrain for the Army's Family of Medium Tactical Vehicles (FMTV). The high performance FMTV, built by Stewart & Stevenson Tactical Vehicle Systems, is the "platform of choice" for combat arms and other support applications.

      In March, Bob Stempel and Stan Ovshinsky celebrated ECD Ovonics' 20 years on the NASDAQ National Market by presiding over the closing ceremonies. In a joint statement, Messrs. Stempel and Ovshinsky said, "Our listing on NASDAQ has played an important role in the growth of our company and our leadership in the critical fields of energy and information."

      In February, Ovonyx, ECD Ovonics' joint venture with Tyler Lowrey, Intel and others, issued a joint announcement with Elpida Memory, Inc., the largest DRAM supplier in Japan, regarding the signing of a technology licensing and support agreement whereby Ovonyx licensed Elpida to use its phase-change Ovonic Universal Memory (OUM) for use in semiconductor products such as DRAM.

      In January, United Solar Ovonic announced that it signed a two-year distribution agreement with Conergy AG of Germany for 1.5 MW of PV products for distribution in France, Greece, Spain and Switzerland.

      Additional information about the Company and its consolidated financial results can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which will be filed with the Securities and Exchange Commission and available on the Company's website on or about May 10, 2005.


                                    - more -

      ECD Ovonics will hold a conference call on Wednesday, May 11, 2005 at 12:00 noon (Eastern Time) to discuss operating results for its third quarter of fiscal year 2005. Individuals wishing to participate in the conference should call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the
                            ------------------------------
Company's website at www.ovonic.com. A replay of the call will be available
                      --------------
through 7:00 p.m., May 13, 2005, at (800) 642-1687 or (706) 645-9291. Callers
should use conference ID # 5886298 to access the conference call and the replay.

About ECD Ovonics:
-----------------
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.
                --------------


                                       ###

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contacts:
--------
Stephan Zumsteg, Vice President and CFO       Bruce MacDonald, Liebler!MacDonald
Ghazaleh Koefod, Investor Relations           248.233.8062
Energy Conversion Devices, Inc.
248.293.0440